Exhibit 99 For Immediate Release

Media Contact:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Kelly Groehler, Sr. Manager of Corporate PR	Charles Marentette, Senior Director of Investor Relations
(612) 291-6115 or kelly.groehler@bestbuy.com	(612) 291-6184 or charles.marentette@bestbuy.com

Carla Haugen, Director of Investor Relations
(612) 291-6146 or carla.haugen@bestbuy.com

Best Buy Updates Fiscal 2008 EPS
Guidance to Range of $3.05 to $3.10

Continued market share growth supports plan
 for approximately 140 new stores in fiscal 2009

MINNEAPOLIS, Feb. 15, 2008 – Based on lower-than-expected revenue growth in fiscal January coupled with its near-term outlook, Best Buy Co., Inc. (NYSE: BBY) reported today that it now expects its fiscal 2008 earnings per diluted share to be $3.05 to $3.10 for the fiscal year which concludes on March 1, 2008, an approximately 10-percent increase compared with its EPS of $2.79 for the prior year. The company previously had provided earnings guidance of $3.10 to $3.20 per share for fiscal 2008.

“Our December revenue results were in line with our expectations. Soft domestic customer traffic in January, coupled with our near-term outlook, now indicate that our fourth-quarter revenue will fall short of our planned targets,” said Brad Anderson, vice chairman and chief executive officer of Best Buy.

The company, which reported a comparable store sales gain of 1.5 percent for fiscal December, now expects comparable store sales to decline modestly for the fiscal fourth quarter, reflecting changes in the macro environment. As a result, the company is projecting nearly $40 billion in revenue for fiscal 2008, including an annual comparable store sales gain of 2.5 percent to 3 percent, compared with previous guidance of approximately 4 percent.

The company now anticipates lower revenue for the fiscal fourth quarter in categories such as home theater, MP3 devices, digital imaging and video gaming (which experienced industry-wide temporary inventory shortages in the United States during January), compared with its prior expectations. These volume reductions are expected to be partially offset by higher-than-expected volumes from notebook computers, which are benefiting from an expanded assortment and continued customer interest in mobile computing.

“The macro-economic environment grew more challenging after the holidays,” said Jim Muehlbauer, enterprise CFO (interim). “Our post-holiday results are not going to be what we originally expected. Yet our strategic results are favorable; our most recent data shows that customer satisfaction improved, and we built market share in key categories such as home theater, computing and gaming.”

Muehlbauer added, “Our optimism and our point of view about the future has not changed, and we continue to operate our business with a long-term perspective. That perspective guides our decision to continue expanding our footprint globally with new stores. Furthermore, we anticipate returns on our new store investments to be similar to what we’ve seen historically.”

Best Buy Continues to Focus on Growth Opportunities

The company said that it plans to open approximately 130 to 160 new stores globally during its 2009 fiscal year in order to increase customer convenience and to boost market share while providing the latest elements in store design. The company said it expects its total retail square footage to grow 10 percent to approximately 51 million square feet by the end of fiscal 2009.

“The challenges we’re solving for consumers in this fascinating industry have never been larger, and we believe we have the solution for them in our people,” Anderson said. “Our confidence in our employees has never been stronger. We’re consciously choosing not to pull back on our investments, even in a difficult economy, because we are making the bet that the opportunities are rich, over the longer term. When the U.S. economy regains its momentum, we believe that our results will show these to be good investments.”

The company’s growth plans also include operational enhancements and expansions into new categories or businesses where consumers have shown interest.

“We are extending our Best Buy Mobile experience, through our partnership with The Carphone Warehouse Group, to the majority of our U.S. Best Buy stores over the next 18 months. We want more customers to enjoy improved service and selection in mobile phones,” said Brian Dunn, president and chief operating officer. “We have achieved number one retail market share in the consumer laptop market with the best assortment and employees in the industry. Collaborative relationships with all of our vendors—including HP and Toshiba—have helped us dramatically improve our computing customer experience, resulting in share increases and continued growth. We’ll add to that strength in fiscal 2009 as we expect to operate 600 stores with Apple computer products and services as well as continuing our relationship with Dell. We’ll also reset the GPS area to maximize the customer experience. Last, to continue to foster customer loyalty, we intend to enhance our Reward Zone program benefits for our best customers, add gaming and music experiences in the center of our stores, enhance our Web sites and test several new categories.”

Dunn added, “Our employees’ expertise and their commitment to serving our customers is ultimately why we feel so confident in our growth opportunities, including expanding our footprint. Our market leadership allows us to invest in new areas, domestically and internationally, which we believe will help us continue to build on our long track record of growth.”

Company Intends to Operate More Than 1,000 U.S. Best Buy Stores in Fiscal 2009

In fiscal 2009, the company expects to open 85 to 100 new Best Buy stores in the United States. Best Buy estimates that approximately 75 percent of these new stores will be in the 30,000-square-foot format. It also anticipates 20 percent of the new stores will be in the 45,000-square-foot format with the balance in the 20,000-square-foot format. The majority of the new stores are projected to be opened in markets where Best Buy already has an established presence. In addition, the company expects to relocate four U.S. Best Buy stores during fiscal 2009. The majority of the new U.S. stores are scheduled to open periodically throughout the company’s first three fiscal quarters so that the new stores are open in time for the holiday shopping season.

Dunn said, “We are focused on driving the greatest amount of shareholder value over the long term. We are proud that our plans have us crossing the 1,000-store mark in fiscal 2009 and believe the opening of new stores continues to be a great investment.”

He concluded, “We believe that the economic environment will remain challenging in the near term. Historically, times like these have created the best opportunities to distance ourselves from the competition. Accordingly, we plan to move faster in those areas where we can provide a differentiated experience to customers and deliver long-term value for our shareholders.”

The company also commented that it plans to open five to 10 additional Pacific Sales Kitchen and Bath Centers over the coming fiscal year. The stores, opening in western states, will offer convenient locations for customers and career opportunities for employees. The company currently operates 17 Pacific Sales stores, which have an average of approximately 30,000 square feet.

In total, Best Buy estimates that its U.S. retail square footage will increase to approximately 40 million square feet by the end of fiscal 2009, compared with approximately 37 million square feet projected for the end of fiscal 2008.

Best Buy Plans to Expand International Retail Square Footage at Least 12% Next Year

Best Buy’s fiscal 2009 plan includes the addition of approximately 40 to 50 new stores in its international segment in order to reach more consumers in fast-growing markets with its differentiated customer experience.

The company anticipates opening approximately 12 new stores in Canada, including approximately six Future Shop stores and six Best Buy stores. The new Future Shop stores will open at intervals throughout fiscal 2009, and the Best Buy stores are scheduled to open in the middle of the fiscal year. The company also plans to close one Future Shop store and relocate six Future Shop stores in the coming fiscal year.

In China, the company plans to add approximately 20 to 25 new Five Star stores throughout fiscal 2009. Additionally, the company expects to open five to eight additional Best Buy locations in China, based on consumers’ response to its first location in Shanghai. As previously reported, Best Buy plans to open two to five new stores in Mexico in the second half of fiscal 2009.  The company now projects that it will open its first one or two stores in Turkey in the early part of fiscal 2010. The international segment’s retail square footage is expected to increase to approximately 11 million square feet by the end of fiscal 2009, representing nearly 22 percent of the company’s total retail square footage.

“The international team has made great progress in Canada and China as well as with our partnership with The Carphone Warehouse Group. We intend to draw on all of those experiences as we enter Mexico and Turkey,” said Bob Willett, CEO of Best Buy International and enterprise CIO. “In the coming year, we will put more focus on the opening of stores in new countries where we see unmet customer needs. Our entrances into Mexico and Turkey, which will require up-front investment, are a critical part of our long-term journey and are inspired by the same strategy that drives our domestic growth.”

Best Buy’s New Stores to Create 12,000 Retail Jobs

Best Buy’s fiscal 2009 store expansion plans are expected to bring more than 12,000 new retail management, sales and services positions to communities in its markets. The leading retailer, which annually gives 1.5 percent of its pre-tax profits to charitable organizations, expects to employ more than 150,000 people worldwide by the end of fiscal 2009.

Dunn said, “The relationships between our employees and our customers are the foundation for our growth. Combining the resources of a $40 billion enterprise with the unique local insights from our employees across the globe is both our challenge, and our opportunity. By focusing on our customers, we believe we can achieve even greater heights.”

Best Buy’s financial results, store counts and other news releases can be found on the Internet at the company’s Web site, www.BestBuy.com, by clicking on the “For Our Investors” link. They also can be accessed via Business Wire’s Web site at www.businesswire.com.

On April 2, 2008, the company expects to report fiscal fourth-quarter results, along with more details about its expectations for fiscal 2009.

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Store Count and Fiscal 2009 Expansion Summary[1]

	Store Count	Net New Stores
Location/Brand	FY08E	FY09E Low-End	FY09E High-End
U.S./Best Buy	917	85	100
U.S./Pacific Sales	17	5	10
U.S./Magnolia Audio Video	13	-	-
U.S./Geek Squad Standalone	7	-	-
Domestic	954	90	110
Canada/Future Shop	131	5	5
Canada/Best Buy	51	6	6
China/Five Star	159	20	25
China/Best Buy	1	5	8
Mexico/Best Buy	-	2	5
International	342	38	49
	1,296	128	159

1 All figures estimated at period end

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to react to a disaster recovery situation, and the impact of labor markets and new product introductions on overall profitability. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on May 2, 2007. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE:BBY) operates a global portfolio of brands with a commitment to growth and innovation.  Our employees strive to provide customers around the world with superior experiences by responding to their unique needs and aspirations.  We sell consumer electronics, home-office products, entertainment software, appliances and related services through nearly 1,300 retail stores across the United States, throughout Canada and in China. Our multi-channel operations include: Best Buy (BestBuy.com, BestBuy.ca and BestBuy.com.cn), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com and GeekSquad.ca), Pacific Sales Kitchen and Bath Centers (PacificSales.com), Magnolia Audio Video (Magnoliaav.com), Jiangsu Five Star Appliance Co. (Five-Star.cn) and Speakeasy (Speakeasy.net). Best Buy supports the communities in which its employees work and live through volunteerism and grants that benefit children and education.